                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     POLARIS INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                 [POLARIS LOGO]

POLARIS INDUSTRIES INC.                        1225 Highway 169 North
                                               Minneapolis, Minnesota 55441-5078
                                               612-542-0500
                                               Fax: 612-542-0599

                                                                  March 31, 1999

Dear Fellow Shareholder:

    The Board of Directors of Polaris Industries Inc. joins me in extending a cordial invitation to attend our 1999 Annual Meeting of Shareholders which will be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota 55441, on Thursday, May 20, 1999 at 9:00 a.m. local time.

    In addition to voting on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, we will review Polaris' 1998 business and discuss our direction for the coming years. There will also be an opportunity, after conclusion of the formal business of the meeting, to discuss other matters of interest to you as a shareholder.

    It is important that your shares be represented at the meeting whether or not you plan to attend in person. Therefore, please sign and return the enclosed proxy in the envelope provided. If you do attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

    We hope that you will be able to attend the meeting, and we look forward to seeing you.

                                          Sincerely,

                                          /s/ W. Hall Wendel, Jr.

                                          W. Hall Wendel, Jr.
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Enclosures

                            POLARIS INDUSTRIES INC.
                             1225 HIGHWAY 169 NORTH
                       MINNEAPOLIS, MINNESOTA 55441-5078

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 20, 1999

                            ------------------------

TO POLARIS SHAREHOLDERS:

    The 1999 Annual Meeting of Shareholders of Polaris Industries Inc. will be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota 55441, at 9:00 a.m. local time on Thursday, May 20, 1999 for the following purposes:

    1.  To elect three directors for three year terms ending in 2002 (Proposal
       1);

    2.  To elect two directors for two year terms ending in 2001 (Proposal 2);
       and

    3. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof (Proposal 3).

    Shareholders of record at the close of business on March 22, 1999 are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

    YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

                                          By order of the Board of Directors

                                          /s/ Michael W. Malone

                                          Michael W. Malone
                                          VICE PRESIDENT-FINANCE, CHIEF
                                          FINANCIAL OFFICER AND SECRETARY

Minneapolis, Minnesota
March 31, 1999

                            POLARIS INDUSTRIES INC.
                             1225 HIGHWAY 169 NORTH
                          MINNEAPOLIS, MINNESOTA 55441

                             ---------------------

                                PROXY STATEMENT

                              --------------------

                               PROXIES AND VOTING

    This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation by the Board of Directors and management of Polaris Industries Inc., a Minnesota corporation (the "Company"), of proxies for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 9:00 a.m., local time, on May 20, 1999, at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota 55441 for the purposes set forth in the accompanying Notice of Meeting.

    Each shareholder entitled to vote at the Annual Meeting who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke such proxy at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting. Unless so revoked, the proxy will be voted in accordance with the instructions contained therein at the Annual Meeting and any postponements or adjournments thereof. Presence at the Annual Meeting of a shareholder will not, in itself, constitute revocation of a previously granted proxy.

    This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about March 31, 1999.

    Only shareholders of record at the close of business on March 22, 1999 (the "Record Date") will be entitled to notice of and to vote the shares of common stock, $.01 par value per share, of the Company (the "Common Stock") held by them on that date at the Annual Meeting or any postponements or adjournments thereof. At the close of business on the Record Date, the Company had outstanding 25,263,475 shares of Common Stock.

    Holders of Common Stock of record at the close of business on the Record Date will be entitled to one vote per share on (1) the election of three directors for three year terms ending in 2002; (2) the election of two directors for two year terms ending in 2001; and (3) any other business to be transacted at the Annual Meeting.

    The quorum required to hold the meeting is a majority of the shares of Common Stock entitled to vote at the meeting present in person or by proxy. If a quorum is present, the affirmative vote, in person or by proxy, of a majority of shares of Common Stock present and entitled to vote at the Annual Meeting, will be necessary for the adoption of proposals 1, 2 and 3 listed in the Notice of Meeting. If a broker, other record holder, or nominee indicates on a proxy that it does not have authority to vote certain shares on a particular matter, those shares will not be considered present and will not effect the outcome of the vote. Abstentions are treated as being present and, because the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on a particular proposal is necessary for adoption of such proposal, the effect of an abstention is a vote against the proposal.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 11, 1999 by each shareholder known to the Company who then beneficially owned more than 5% of the outstanding shares of Common Stock, each director of the Company, each nominee for director, each executive officer named in the Compensation Table set forth later in this Proxy Statement and all executive officers and directors as a group. As of March 11, 1999, there were 25,287,614 shares of Common Stock outstanding.

                                                                    SHARES
                                                                  BENEFICIALLY   PERCENT
              NAME AND ADDRESS OF BENEFICIAL OWNER                   OWNED       OF CLASS
----------------------------------------------------------------  -----------  ------------
Capital Guardian Trust Company and Capital International, Inc.     2,052,000          8.1%
  (1)

Trimark Financial Corporation (2)                                  2,138,900          8.5%

W. Hall Wendel, Jr. (3)(4)(5)                                      1,131,203          4.2%
Chairman of the Board of Directors
  and Chief Executive Officer

Thomas C. Tiller (4)                                                  25,100        *
President, Chief Operating Officer and Director

Charles A. Baxter (4)(5)                                             368,340          1.4%
Vice President -- Engineering
  and General Manager -- Engines

Jeffrey A. Bjorkman (4)(5)                                            38,998        *
Vice President -- Manufacturing

Ed Skomoroh (4)(5)                                                    86,125        *
Vice President -- Marketing

Andris A. Baltins (6)                                                 12,325        *
Director

Raymond J. Biggs                                                       2,000        *
Director

Beverly F. Dolan                                                       9,500        *
Director

Robert S. Moe                                                        294,000          1.2%
Director

Gregory R. Palen                                                       4,000        *
Director

Stephen G. Shank                                                       1,000        *
Director

Bruce A. Thomson                                                           0        *
Director

All directors and executive                                        2,022,545          7.5%
  officers as a group
  (14 persons) (3)(4)(5)(6)

------------------------

 *  Represents less than 1%.

(1) The address for each of Capital Guardian Trust Company and Capital International, Inc. is 11100 Santa Monica Boulevard, Los Angeles, California, 90025-3384. Capital Guardian Trust Company, a wholly owned subsidiary of the Capital Group Companies, Inc. ("Capital Group") has sole voting power with respect to 1,594,900 shares and sole dispositive power with respect to 1,799,700 shares. Capital International Research and Management, Inc., dba Capital International, Inc., a wholly owned subsidiary of Capital Group International, Inc. which is a wholly owned subsidiary of Capital Group, has sole voting power and sole dispositive power with respect to 252,300 shares. Each of Capital Guardian Trust Company and Capital International, Inc. has disclaimed all beneficial ownership of such shares. The information set forth herein is based on the joint statement in Schedule 13G dated February 8, 1999 filed by Capital Guardian Trust Company and Capital International, Inc. with the Securities and Exchange Commission.

(2) The address of Trimark Financial Corporation is One First Canadian Place, Suite 5600, P.O. Box 487, Toronto, Ontario M5X 1E5. The information set forth herein is based on the Amendment No. 1 to Schedule 13G dated February 1, 1999 filed by Trimark Financial Corporation with the Securities and Exchange Commission.

(3) Mr. Wendel's address is 1225 Highway 169 North, Minneapolis, Minnesota 55441. Includes 150,000 shares held in the Wendel Foundation of which Mr. Wendel is an officer and trustee and for which he shares voting power and dispositive power.

(4) Includes 27,260, 25,000, 7,325, 6,155 and 7,095 restricted shares of Common Stock awarded to Messrs. Wendel, Tiller, Baxter, Bjorkman and Skomoroh, respectively and 90,555 aggregate restricted shares of Common Stock awarded to all executive officers as a group under Polaris' 1996 Restricted Stock Plan. The restricted shares become freely tradeable only upon the Company achieving certain compounded earnings growth targets within a four year period.

(5) Includes 61,500, 19,500, 11,500 and 18,000 shares subject to stock options that were granted to Messrs. Wendel, Baxter, Bjorkman and Skomoroh, respectively and 118,000 aggregate shares subject to stock options that were granted to all executive officers as a group under Polaris' 1995 Stock Option Plan which are or will become vested and exercisable on or before May 10, 1999.

(6) Includes 2,500 shares held in trust for Mr. Baltins' children and 3,000 held in trust for one of Mr. Baltins' parents. Other members of the law firm of Kaplan, Strangis and Kaplan, P.A., of which Mr. Baltins is a member and which serves of counsel to the Company, beneficially own 56,035 shares.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Company consists of nine directors. The Board is divided into three classes serving staggered three-year terms. Mr. Wendel became a director in September 1994, Mr. Biggs became a director in May 1996, Mr. Tiller became a director in September 1998 upon the retirement of Kenneth Larson as President, Chief Operating Officer and a director of the Company, and Mr. Thomson became a director in October 1998. All other incumbent directors became directors of the Company upon the conversion of Polaris Industries Partners L.P. to corporate form in December 1994. The term of office of directors in Class II, Messrs. Biggs, Dolan and Moe, expires in 1999. The term of office of directors in Class III, Messrs. Palen, Shank and Wendel expires in 2000. The term of office of Mr. Baltins, a Class I director, expires in 2001. Under the Articles and Bylaws of the Company, the term of office of Messrs. Thomson and Tiller, who were elected as Class I directors by the Board of Directors since the last annual meeting of shareholders of the Company, expires in 1999. There are no family relationships between or among any executive officers or directors of the Company.

                                   PROPOSAL 1

    The Board of Directors proposes that the following nominees, all of whom are currently serving as Class II directors, be elected as Class II directors for a new term of three years and until their successors are duly elected and qualified:

                                Raymond J. Biggs
                                Beverly F. Dolan
                                 Robert S. Moe

    Except where authority has been withheld by a shareholder, the enclosed proxy will be voted for the election of the three nominees as Class II directors of the Company. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO ELECT THE NOMINEES AS CLASS II DIRECTORS OF THE COMPANY.

                                   PROPOSAL 2

    The Board of Directors proposes that the following nominees, each of whom is currently serving as a Class I director, be elected for the remainder of the term of Class I directors expiring in 2001 and until their successors are duly elected and qualified:

                                Bruce A. Thomson
                                Thomas C. Tiller

    Except where authority has been withheld by a shareholder, the enclosed proxy will be voted for the election of the two nominees as Class I directors of the Company. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO ELECT THE NOMINEES AS CLASS I DIRECTORS OF THE COMPANY.

    In the event any or all of the nominees shall become unavailable to serve as a director before election, votes will be cast pursuant to authority granted by the enclosed proxy for such person or persons as may be designated by the Board of Directors.

INFORMATION CONCERNING NOMINEES AND DIRECTORS

                  DIRECTORS STANDING FOR ELECTION -- CLASS II

                  RAYMOND J. BIGGS                Director since 1996
     [PHOTO] Mr. Biggs, 61, was the Chairman of Huntington Bancshares of Michigan, a financial institution, from 1990 through 1994. From 1971 through 1990, Mr. Biggs was Chairman of a predecessor of Huntington Bancshares. Since 1994, Mr. Biggs has been a private investor and currently serves as a director of Huntington Bancshares. Mr. Biggs is also a director of the Michigan State University Business School and various private and non-profit corporations. Mr. Biggs is a member of the Stock Award Compensation Committee of the Board of Directors of the Company.

                  BEVERLY F. DOLAN                Director since 1994
     [PHOTO] Mr. Dolan, 71, was the Chairman and Chief Executive Officer of Textron Inc., a multi-industry company with operations in aerospace technology, commercial products and financial services, from 1986 through 1992. Since 1992, Mr. Dolan has been a private investor and currently serves as a director of First Union Corporation, a bank holding company; and FPL Group, Inc., a Florida electrical power producer. Mr. Dolan is Chairman of both the Compensation Committee and the Stock Award Compensation Committee of the Board of Directors of the Company.

                  ROBERT S. MOE                Director since 1994
     [PHOTO] Mr. Moe, 68, was Executive Vice President and Treasurer of Polaris Industries Capital Corporation ("PICC"), the managing general partner of Polaris Industries Associates L.P., which was the operating general partner of Polaris Industries L.P. from 1987 through 1992. From 1981 to 1987, Mr. Moe was Executive Vice President and Treasurer of a predecessor of the Company. Since 1992, Mr. Moe has been a private investor and currently serves as a director and member of the audit and compensation committees of Digi International Inc., a provider of data communications hardware and software. Mr. Moe serves on the Compensation Committee and the Executive Committee of the Board of Directors of the Company.

                   DIRECTORS STANDING FOR ELECTION -- CLASS I

                  BRUCE A. THOMSON                Director since 1998
     [PHOTO] Mr. Thomson, 66, has been the Chairman of Tomsten, Inc., a retail start up company, since September, 1998. Prior thereto, from 1981, he was the President of Proex Photo Systems, Inc., a photofinishing and portrait company. Mr. Thomson is a director of various private and non-profit corporations. Mr. Thomson serves on the Audit Committee of the Board of Directors of the Company.

                  THOMAS C. TILLER                Director since 1998
     [PHOTO] Mr. Tiller, 37, has been President and Chief Operating Officer of the Company since July 15, 1998. From 1983 to 1998 Mr. Tiller held a number of design, marketing and plant management positions with General Electric Corporation, most recently as Vice President and General Manager of G.E. Silicones. Mr. Tiller serves on the Executive Committee of the Board of Directors of the Company.

                         DIRECTORS CONTINUING IN OFFICE
              CLASS III -- TERM EXPIRES AT THE 2000 ANNUAL MEETING

                  GREGORY R. PALEN                Director since 1994
     [PHOTO] Mr. Palen, 43, has been Chairman and Chief Executive Officer of Spectro Alloys, an aluminum manufacturing company, since 1989 and Chief Executive Officer of Palen/Kimball Company, a heating and air conditioning company, since 1980. He is a director of Valspar Corporation, a painting and coating manufacturing company. Mr. Palen is also a director of various private and non-profit corporations. Mr. Palen serves on the Audit Committee of the Board of Directors of the Company.

                  STEPHEN G. SHANK                Director since 1994
     [PHOTO] Mr. Shank, 55, has been the Chairman and Chief Executive Officer of Learning Ventures International, a provider of online education programs, since September 1991. Prior thereto, from 1988, he was Chairman and Chief Executive Officer of Tonka Corporation, a marketer and manufacturer of toy and game products. Mr. Shank is a director of National Computer Systems, Inc., an information services company. Mr. Shank is the Chairman of the Audit Committee of the Board of Directors of the Company.

                  W. HALL WENDEL, JR.                Director since 1994
     [PHOTO] Mr. Wendel, 56, is the Chairman and Chief Executive Officer of the Company and was Chief Executive Officer of PICC from 1987 to 1994. From 1981 to 1987, Mr. Wendel was Chief Executive Officer of the predecessor of Polaris Industries Partners L.P., which was formed to purchase the snowmobile assets of the Polaris E-Z-GO Division of Textron Inc. Before that time, Mr. Wendel was President of the Polaris E-Z-GO Division for two years and prior thereto, held marketing positions as Vice President of Sales and Marketing and National Sales Manager since 1974. Mr. Wendel is Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors of the Company.

                         DIRECTORS CONTINUING IN OFFICE
                CLASS I TERM EXPIRES AT THE 2001 ANNUAL MEETING

                  ANDRIS A. BALTINS                Director since 1994
     [PHOTO] Mr. Baltins, 53, has been a member of the law firm of Kaplan, Strangis and Kaplan, P.A. since 1979. He is a director of Adams Outdoor Advertising, Inc., the managing general partner of Adams Outdoor Advertising Limited Partnership, an outdoor advertising company. Mr. Baltins is also a director of various private and non-profit corporations. Mr. Baltins serves on the Audit Committee and the Compensation Committee of the Board of Directors of the Company.

DIRECTORS' REMUNERATION

    Directors who are also full-time employees of the Company receive no additional compensation for service as directors. During fiscal year 1999, the Company intends to pay each nonemployee director an annual director's fee of $27,500, at least $5,000 of which will be payable in Common Stock Equivalents (as described below).

    The Company maintains a deferred compensation plan for directors, the Polaris Industries Inc. Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), under which directors who are not officers or employees of the Company ("Outside Directors") will receive annual awards of Common Stock Equivalents and can elect to defer all or a portion of their cash directors' fees and have the deferred amounts deemed invested in additional Common Stock Equivalents. These "Common Stock Equivalents" are phantom stock units, i.e., each Common Stock Equivalent represents the economic equivalent of one share of Common Stock. Dividends will be credited to Outside Directors as if the Common Stock Equivalents were outstanding shares of Common Stock. Such dividends will be converted into additional Common Stock Equivalents. The Deferred Compensation Plan will remain effective until May 10, 2005, unless terminated earlier by the Board of Directors.

    As of each quarterly date on which retainer fees are payable to Outside Directors, each Outside Director will automatically receive an award of Common Stock Equivalents having a fair market value of $1,250.

    An Outside Director can also defer all or a portion of the retainer and/or meeting fees that would otherwise be paid to him or her in cash. Such deferred amounts will be converted into additional Common Stock Equivalents based on the then fair market value of the Common Stock.

    As soon as practicable after an Outside Directors' Board service terminates, he or she will receive a distribution of a number of shares of Common Stock equal to the number of Common Stock Equivalents then credited to him or her under the Deferred Compensation Plan. Upon the death of an Outside Director, the shares will be issued to his or her beneficiary. Upon a change in control of the Company (as defined in the Deferred Compensation Plan), however, each Outside Director will receive a cash payment equal to the value of his or her accumulated Common Stock Equivalents.

    A maximum of 75,000 shares of Common Stock will be available for issuance under the Deferred Compensation Plan. The Deferred Compensation Plan may be terminated or amended at any time.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company held a total of three meetings during 1998 and acted through two written actions. All directors attended at least 75 percent of the meetings of the Board of Directors and any committee on which such directors served during the period.

    The Board of Directors has designated four standing committees. The Executive Committee, consisting of Messrs. Wendel, Moe and Tiller, reviews and makes recommendations to the Board of Directors regarding the strategic plans and allocation of resources of the Company and exercises the authority of the Board of Directors on specific matters as delegated to it from time to time. The Audit Committee, consisting of Messrs. Shank, Baltins, Thomson and Palen, reviews and makes recommendations to the Board of Directors with respect to the financial and legal posture of the Company, recommends the appointment of independent public accountants, reviews the reports and evaluations of the Company's independent public accountants and monitors improvements of any financial reporting discrepancies, receives internal audit reports and ensures corrections are made on any financial reporting deficiencies, monitors adherence to established corporate policies and practices including standards of business conduct and initiates and monitors any special audits that it may deem appropriate. The Audit Committee held a total of four meetings during 1998. The Compensation Committee, consisting of Messrs. Dolan, Moe and Baltins, reviews and makes recommendations to the Board of Directors regarding the compensation of officers of the Company, employee profit sharing, and other benefit plans and also provides recommendations to the Board of Directors regarding a management succession plan for the Company. The Compensation Committee acted through three unanimous written actions in 1998. The Stock Award Compensation Committee, consisting of Messrs. Dolan and Biggs, makes recommendations to the Board of Directors regarding stock-based incentives. The Stock Award Compensation Committee acted through one written action in 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Polaris Industries Inc., a Delaware corporation wholly owned by the Company (the "Operating Subsidiary"), leases office and warehouse space in a suburb of Minneapolis, Minnesota (the "Plymouth Property"). Prior to January 1999 the Plymouth Property was owned by 1225 North County Road 18 Limited Partnership (the "1225 Partnership"). Mr. Baxter, Vice President - Engineering and General Manager - Engines of the Company, Mr. Wendel and Mr. Moe are among the partners in the 1225 Partnership. Under the lease, which was entered into in 1983 and amended in 1990 and 1996, the Operating Subsidiary leases 60,127 square feet of warehouse space and 31,733 square feet of office space. The lease is on a "triple net" basis and provides for annual rent of $2.50 per square foot of warehouse space and $5.50 per square foot of office space and is adjusted annually by increases in the consumer price index, not to exceed 3.5% annually. Total lease payments for the years ended December 31, 1998, 1997, and 1996 were $503,000, $495,000 and $482,000, respectively. The term of the lease expires in 2002. The 1225 Partnership sold the Plymouth Property to an unrelated third party during January 1999.

    Andris A. Baltins, a member of the Board of Directors, is also a member of the law firm of Kaplan, Strangis and Kaplan, P.A. which provided legal services to the Company during 1998. It is anticipated that Kaplan, Strangis and Kaplan, P.A. will provide certain legal services to the Company in 1999.

VOTING ARRANGEMENTS

    In connection with the conversion of Polaris Industries Partners L.P. to corporate form, Mr. Wendel and Mr. Victor Atkins entered into an agreement dated as of August 25, 1994 which provides, among other things, that for so long as Mr. Atkins owns no less than 3% of the outstanding shares of Common Stock, he will vote such shares in favor of the Company's nominees for election to the Board of Directors of the Company.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file initial reports of ownership and reports of changes of ownership of the Company's common stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) reports that they file. To the Company's knowledge, based solely upon a review of the copies of those reports furnished to the Company during 1998 and written representations that no other reports were required, the Company believes that during 1998, all filing requirements applicable to its directors, executive officers and 10% beneficial owners, if any, were complied with.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

    Set forth below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1998, 1997 and 1996 of those persons who were, as of December 31, 1998, (i) the Chief Executive Officer, and (ii) the four other most highly paid executive officers whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1998 (the "Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                   AWARDS
                                         -----------------------------------  ------------------------
                                                               OTHER ANNUAL   RESTRICTED      # OF         ALL OTHER
                                          SALARY    BONUS ($)  COMPENSATION    STOCK ($)   OPTIONS (#)   COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR      ($) (A)      (B)        ($) (C)         (D)          (E)          ($) (F)
----------------------------     ---     ---------  ---------  -------------  -----------  -----------  ---------------
W. Hall Wendel, Jr.                1998  $ 249,231  $ 246,738       --         $ 310,500       20,000      $  24,702
  Chairman of the Board            1997  $ 240,000  $ 244,800       --         $ 214,755       18,000      $  23,520
  and Chief Executive              1996  $ 240,000  $ 230,400       --         $ 328,050       21,000      $  25,200
  Officer

Thomas C. Tiller                   1998  $ 187,499  $ 243,749    $ 100,000     $ 915,625      425,000      $   8,000
  Chief Operating Officer
  and President (G)

Charles A. Baxter                  1998  $ 155,769  $ 132,000       --         $  74,588        4,800      $  14,388
  Vice President --                1997  $ 150,000  $ 132,000       --         $  59,869        5,000      $  13,246
  Engineering                      1996  $ 150,000  $ 124,500       --         $  94,163        6,000      $  12,981
  and General Manager --
  Engines

Jeffrey A. Bjorkman                1998  $ 140,969  $ 135,000       --         $  77,625        5,000      $  12,895
  Vice President --                1997  $ 116,923  $ 116,923       --         $  51,371        4,300      $  10,356
  Manufacturing                    1996  $ 100,000  $  90,000       --         $  62,775        4,000      $   9,038

Ed Skomoroh                        1998  $ 145,385  $ 105,000       --         $  66,825        4,300      $  12,729
  Vice President --                1997  $ 140,000  $ 109,200       --         $  59,869        5,000      $  12,577
  Marketing                        1996  $ 140,000  $ 116,200       --         $  94,163        6,000      $  12,615

----------------------------------
(A) Includes amounts deferred by the Executive Officers under the Company's 401(k) retirement savings plan and SERP. Calendar year 1998 salary amounts reflect a total of 27 biweekly pay periods rather than the customary 26 pay periods.

(B) Bonus payments are reported for the year in which the related services were performed.

(C) The Company provides club memberships, club dues, financial planning and tax preparation, Exec-U-Care coverage, as well as standard employee medical, dental, and disability coverage to its Executive Officers. In 1997, Mr. Bjorkman also received a one-time relocation payment. In 1998, Mr. Tiller also received a one-time relocation payment of $100,000. The value of all "Other Annual Compensation" except for Mr. Tiller is less than the minimum of $50,000 or 10% of the total cash compensation for each person reported above.

(D) The Company granted restricted stock awards to employees (including the Executive Officers other than Mr. Tiller) in 1996, 1997 and 1998. Mr. Tiller received a grant of restricted stock awards upon joining the Company in 1998. All restricted stock awards were approved by the Stock Award Compensation Committee of the Board of Directors and were granted in accordance with the Company's 1996 Restricted Stock Plan. The amounts shown in this column were calculated by multiplying the closing market price of Polaris' common stock on the date of grant by the number of shares granted. The restricted shares become freely tradeable only upon the Company achieving certain compounded earnings growth targets within a four year period. The total number and value of restricted stock holdings as of December 31, 1998, calculated by multiplying the closing market price of Polaris' common stock on December 31, 1998 of $39.1875 per share by the number of restricted shares held, for the named officers are as follows:
    Messrs. Wendel, 27,260, $1,068,251, Tiller, 25,000, $979,688, Baxter, 7,325,
    $287,048, Bjorkman, 6,155, $241,199 and Skomoroh, 7,095, $278,035.

(E) The Company granted stock options to employees (including the Executive Officers other than Mr. Tiller) in 1996, 1997 and 1998. Mr. Tiller was granted stock options upon joining the Company in 1998. All stock option grants were approved by the Stock Award Compensation Committee of the Board of Directors and granted in accordance with the Company's 1995 Stock Option Plan.

(F) Consists of Company matching contributions to the 401(k) retirement savings plan and SERP. The SERP plan began July 1, 1995 and is a nonqualified plan which mirrors the 401(k) plan without the Internal Revenue Service contribution limitations. The Executive Officers each received $8,000 in matching contributions to the 401(k) plan. The SERP contributions were $16,702, $6,388, $4,895, and $4,729 respectively for Messrs. Wendel, Baxter, Bjorkman and Skomoroh.

(G) Mr. Tiller joined the Company in July 1998 and succeeded Mr. Kenneth D. Larson as President and Chief Operating Officer upon Mr. Larson's retirement on September 1, 1998.

    The Company does not maintain any defined benefit or actuarial pension plan under which benefits are determined primarily by final compensation and years of service.

OPTION GRANTS FOR 1998 AND POTENTIAL REALIZABLE VALUES

    The table below sets forth as to each of the Executive Officers the following information with respect to option grants during 1998 and the potential realizable value of such option grants: (i) the number of shares of Common Stock underlying options granted during 1998, (ii) the percentage that such options represent of all options granted to employees during 1998, (iii) the exercise price, (iv) the expiration date and (v) the potential realizable value, assuming a 5% and 10% annual rate of appreciation. The 5% and 10% assumed rates of growth are for illustrative purposes only. They are not intended to predict future stock prices, which will depend on market conditions and other factors such as the Company's performance. Except as noted for Mr. Tiller, all options indicated become exercisable on March 2, 2001.

                         OPTION GRANTS DURING 1998 AND
                      ASSUMED POTENTIAL REALIZABLE VALUES

                                                    INDIVIDUAL GRANTS
                                                -------------------------               POTENTIAL REALIZABLE VALUE
                                                 % OF TOTAL                             AT ASSUMED ANNUAL RATES OF
                                                  OPTIONS                                STOCK PRICE APPRECIATION
                                   NUMBER OF     GRANTED TO    EXERCISE                       FOR OPTION TERM
                                    OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   ---------------------------
NAME                                GRANTED     FISCAL YEAR    ($/SHARE)      DATE           5%            10%
-------------------------------  -------------  ------------  -----------  -----------  ------------  -------------
W. Hall Wendel, Jr.............     20,000            2.89%    $   33.75       3/2/08   $    424,504  $   1,075,776
Thomas C. Tiller...............    175,000(A)        61.45%    $  36.625       7/8/08   $  6,584,450  $  21,602,910
                                   250,000(B)                  $   49.45       (C)
Charles A. Baxter..............      4,800             .69%    $   33.75       3/2/08   $    101,881  $     258,186
Jeffrey A. Bjorkman............      5,000             .72%    $   33.75       3/2/08   $    106,126  $     268,944
Ed Skomoroh....................      4,300             .62%    $   33.75       3/2/08   $     91,268  $     231,292

------------------------

(A) Options vest on July 8, 2001.

(B) Options vest on first date on which the closing price per share of the Company's common stock equals or exceeds $49.45.

(C) The options expire on July 8, 2003 if the options are not vested on or before such date, and on July 8, 2008 if the options vest on or before July 8, 2003.

OPTION EXERCISES AND VALUES FOR 1998

    The following table sets forth as to each of the Executive Officers information with respect to option exercises during 1998 and the status of their options on December 31, 1998: (i) the number of shares of Common Stock underlying options exercised during 1998, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and non-exercisable stock options held on December 31, 1998 and (iv) the aggregate dollar value of in-the-money exercisable options on December 31, 1998.

                  AGGREGATED OPTION EXERCISES DURING 1998 AND
                       OPTION VALUES ON DECEMBER 31, 1998

                                                                                                 VALUE OF IN-THE-MONEY
                                                                       SHARES COVERED BY          OUTSTANDING OPTIONS
                                                                      OUTSTANDING OPTIONS             12/31/98 (A)
                             SHARES COVERED BY  GAIN AT EXERCISE   --------------------------  --------------------------
NAME                             EXERCISES            DATE         EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------  -----------------  -----------------  -----------  -------------  -----------  -------------
W. Hall Wendel, Jr.........             --                 --          40,500         59,000    $ 412,594    $   464,813
Thomas C. Tiller...........             --                 --               0        425,000    $       0    $   448,438
Charles A. Baxter..........             --                 --          13,500         15,800    $ 137,531    $   125,913
Jeffrey A. Bjorkman........             --                 --           7,500         13,300    $  76,406    $   106,719
Ed Skomoroh................             --                 --          12,000         15,300    $ 122,250    $   123,194

------------------------

(A) Stock options were granted in 1995, 1996, 1997 and 1998. The exercise price for the 1995 options is $29.00 per share; the exercise price for the 1996 options is $33.75 per share; the exercise price for the

    1997 options is $25.75; and the exercise price for the 1998 options for all executives other than Mr. Tiller is $33.75. The exercise prices for options granted to Mr. Tiller in 1998 were $36.625 per share with respect to 175,000 shares and $49.45 per share with respect to 250,000 shares. The closing Common Stock price reported for the New York Stock Exchange Composite Transactions on December 31, 1998 (the last trading day of calendar year
    1998) was $39.1875.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
  ARRANGEMENTS

    AGREEMENT WITH MR. WENDEL

    An agreement with Mr. Wendel provides benefits in the event of death, disability, retirement or severance. If, during the term of his employment, Mr. Wendel becomes totally disabled, the Company will pay monthly disability payments of $4,167 during his lifetime until age 65. In the event of the death of Mr. Wendel during his employment or while receiving disability payments, the Company will pay Mr. Wendel's designated beneficiary a total of $500,000 in monthly payments over ten years. In the event of termination of employment without cause, the Company will pay a total of $500,000 in monthly installments over ten years commencing on Mr. Wendel's 65th birthday or, if later, retirement. In the event of voluntary termination of employment by Mr. Wendel, the Company will pay $50,000 for each full year of service (including the period during which disability payments are received) after September 14, 1982, up to $500,000 in monthly installments over ten years commencing on Mr. Wendel's 65th birthday or, if later, retirement.

    AGREEMENT WITH MR. TILLER

    The Company and Mr. Tiller entered into an employment agreement on April 1, 1998, effective July 8, 1998, which provides for Mr. Tiller's employment through at least December 31, 2001. The employment agreement provides for an initial annual base salary of $375,000 to be reviewed annually by the Compensation Committee of the Board of Directors. Mr. Tiller is eligible to receive an annual bonus under the Company's bonus/profit sharing arrangements as determined by the Compensation Committee of the Board of Directors. The employment agreement provides that the minimum and target bonus payments to be made to Mr. Tiller for the years ending December 31, 1998 and 1999 under the Company's bonus/profit sharing arrangements are 100% and 200%, respectively, of Mr. Tiller's base salary for such periods.

    In connection with the employment agreement, the Stock Award Compensation Committee of the Board of Directors granted to Mr. Tiller, on July 8, 1998, stock option awards with respect to 425,000 shares of Common Stock under the Company's 1995 Stock Option Plan. Options with respect to 175,000 of such shares have an exercise price of $36.625, the fair market value of the Common Stock on July 8, 1998, and vest on July 8, 2001. Options with respect to the remaining 250,000 shares of Common Stock have an exercise price of $49.45 per share (approximately 135% of the fair market value of Polaris Common Stock on the date of grant) and vest when the market value of the Company's Common Stock equals or exceeds such exercise price. The 175,000 share option expires on July 8, 2008 and the 250,000 share option expires on July 8, 2003 if not then vested or if vested on July 8, 2003, on July 8, 2008.

    Additionally, on July 8, 1998, Mr. Tiller was awarded performance restricted share awards with respect to 25,000 shares of the Company's Common Stock under the Company's 1996 Restricted Stock Plan. The restricted shares become freely tradeable only upon the Company achieving certain compound earnings growth targets within a four-year period.

    The employment agreement provides that Mr. Tiller will continue to receive additional stock option grants with respect to 50,000 shares of the Company's Common Stock annually with exercise prices equal to the fair market value of such shares on the date of grant and additional performance restricted share awards with respect to 25,000 shares of the Company's Common Stock annually in each of 1999, 2000, 2001 and 2002.

    Under the employment agreement, in the event of Mr. Tiller's voluntary resignation or the termination of his employment by the Company for cause, he will be entitled to receive the compensation earned to date, but shall forfeit any options, restricted stock or other benefits not then vested.

    If Mr. Tiller's employment is terminated without cause, or if he resigns for good reason, he will be entitled to receive his base salary earned to date; a pro rata bonus payment for the year of termination, payable at the time bonuses for such period are otherwise payable; his base salary as then in effect for a two-year period, payable in monthly installments at the times such base salary would customarily be payable; and his targeted bonus amount for such two-year period, payable in two annual installments at the times that bonuses would customarily be paid for such period.

    The employment agreement also contemplates that Mr. Tiller will become Chief Executive Officer of the Company on or about the date of the Annual Meeting on May 20, 1999 and that his base salary will thereupon be increased to $450,000 per year.

    CHANGE IN CONTROL AGREEMENTS

    The Company has employment agreements (the "Agreements") with the persons named in the Summary Compensation Table which become effective only upon a Change in Control (as defined in the Agreements). If upon or within 24 months after a Change in Control, any of the persons named in the Summary Compensation Table terminates his employment for Good Reason or such employee's employment is terminated without Cause (as such terms are defined in the Agreements), he will be entitled to all accrued but unpaid compensation and benefits and a lump-sum cash payment equal to two times such employee's average annual cash compensation (including cash bonuses, but excluding the award or exercise of stock options or stock grants) for the three fiscal years (or lesser number of years if the employee's employment has been of shorter duration) of the Company immediately preceding such termination. If such termination occurs before a cash bonus for any preceding fiscal year has been paid, the Company is required to pay to the employee the amount of the employee's cash bonus for such preceding fiscal year as soon as it is determinable and such amount is to be included in the determination of the payment to be made pursuant to the Agreement. No cash bonus shall be paid for any part of the fiscal year in which the termination occurs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of Beverly F. Dolan, Robert S. Moe and Andris A. Baltins. Mr. Moe was Executive Vice President and Treasurer of a predecessor of the Company from 1981 through 1992. Mr. Baltins is a member of the law firm of Kaplan, Strangis and Kaplan, P.A., which provided legal services to the Company during 1998. It is anticipated that Kaplan, Strangis and Kaplan, P.A. will provide certain legal services to the Company during 1999.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PHILOSOPHY

    The Company's executive total compensation program is tied closely to Company performance and aimed at enabling the Company to attract and retain the best possible executive talent, aligning the financial interests of the Company's management with those of its shareholders and rewarding those executives commensurably with their ability to drive increases in shareholder value. The program consists of a combination of base salary, annual profit sharing awards, stock options, restricted stock, group benefits and supplemental perquisites.

1998 EXECUTIVE COMPENSATION

    When taken as a whole, the goal of Polaris' executive total compensation program is to significantly correlate the level of executive compensation with the level of Company performance. This is accomplished through the use of a combination of annual profit sharing and long-term stock-based compensation programs in conjunction with the minimal guaranteed/fixed compensation.

    There are no executives who received compensation in excess of $1 million during 1998 as defined by Section 162(m) of the Internal Revenue Code.

    Based upon a formal study of executive compensation of publicly-held peer companies for comparable positions conducted in the spring of 1996, 1995 executive total cash compensation (sum of actual base salary and annual profit sharing payouts) was approximately at the market 25th percentile. 1995 executive total compensation (sum of total cash compensation, present value of long-term incentive grants, and Company contributions for benefits and perquisites) was approximately at the market median.

    In 1996, 1997 and 1998 base salaries for executives modestly increased. Annual bonuses for 1998 were paid in accordance with the established Company profit sharing plan. Stock options for 1998 were approved by the Stock Award Compensation Committee of the Board of Directors and in accordance with the 1995 Stock Option Plan. Restricted stock awards for 1998 were approved by the Stock Award Compensation Committee of the Board of Directors and in accordance with the 1996 Restricted Stock Plan.

    Mr. Tiller joined the Company as Chief Operating Officer in 1998. His annualized base compensation for 1998 was approximately 108% of the 50th percentile and 91% of the 75th percentile for comparable positions based upon a study of publicly-held peer companies and his total compensation package was relatively equivalent to the compensation programs for executives with similar experience and positions.

1998 CHIEF EXECUTIVE OFFICER COMPENSATION

    1998 CEO GUARANTEED COMPENSATION (BASE SALARY, BENEFITS AND PERQUISITES)

       Base salary remained at $240,000 for 1998, the same level as the previous six years. However, calendar year 1998 contained 27 biweekly pay periods rather than the customary 26 pay periods resulting in total compensation of $249,231.

       Benefits and perquisites paid to Mr. Wendel during 1998 included club memberships, club dues, financial planning and tax preparation, Exec-U-care coverage, as well as standard employee medical, dental, and 401(k) retirement savings plan participation. In addition, the Company adopted a supplemental executive retirement program on July 1, 1995 to mirror the 401(k) plan.

    1998 CEO ANNUAL BONUS (PROFIT SHARING AWARD)

       In accordance with the established Company profit sharing plan, Mr. Wendel received a profit sharing payout of $246,738 in March 1999 for his 1998 performance, an increase of $1,938 from the prior year profit sharing payout. Company performance determines the amount of aggregate funding for the profit sharing plan. The specific amount of Mr. Wendel's payout was determined based on his individual contributions to the Company's success.

    1998 CEO STOCK OPTION AND RESTRICTED STOCK GRANTS

       On March 6, 1998, Mr. Wendel was granted stock options with an exercise price of $33.75 per share for 20,000 shares of Common Stock and 9,200 restricted stock awards. The options were granted in accordance with the 1995 Stock Option Plan and vest on the third anniversary of the date of grant. The restricted stock awards were granted in accordance with the 1996 Restricted Stock Plan and the restricted shares granted thereunder become freely tradeable only upon the Company achieving certain compounded earnings growth targets within a four year period.

                      SUBMITTED BY THE COMPENSATION COMMITTEE
                      OF THE COMPANY'S BOARD OF DIRECTORS

    BEVERLY F. DOLAN             ROBERT S. MOE             ANDRIS A. BALTINS
 Compensation Committee      Compensation Committee      Compensation Committee

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

    The following graph compares the cumulative total investor return of the Partnership and the Company with the Standard & Poor's 500 Composite Stock Index and Media General's Recreational Vehicles Industry Group Index. The graph assumes the investment of $100 on January 1, 1994 in units of Beneficial Assignment of Class A Limited Partnership Interests ("BACs") of Polaris Industries L.P. (the "Partnership") and the two indexes mentioned above, the reinvestment of all distributions and dividends, and the exchange of BACs for shares of Common Stock of the Company on December 22, 1994. The returns of the Partnership, the Company and each index have been weighted annually for their market capitalization on December 31st of each year.

    The investor return shown on the graph is not necessarily indicative of future investor return. Additionally, some portion of the historical total cumulative investor return of the Partnership, attributable to its structure as a master limited partnership, may not be available in Polaris' present corporate structure. As a partnership, Polaris and its investors were subject to a single level of federal income taxation on partnership earnings at the investor level. The Company is subject to corporate taxation on earnings. In addition, its shareholders are subject to taxation on dividends to the extent of earnings and profits. Furthermore, as a partnership, Polaris followed a policy of distributing a substantial percentage of cash generated from operations to investors. The Board of Directors of the Company will consider a number of factors, including the after-tax earnings and the capital requirements of the Company, in declaring dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
of Polaris Industries Inc.,
Recreational Vehicles Index, and S&P 500
Index
                                                              Recreational Vehicles
                                                Polaris                       Index    S&P 500 Index
1993                                            $100.00                     $100.00          $100.00
1994                                            $163.60                     $108.63          $101.32
1995                                            $159.73                     $107.39          $139.40
1996                                            $132.07                     $137.22          $171.41
1997                                            $173.94                     $169.88          $228.59
1998                                            $227.74                     $229.16          $293.92
Assumes $100 Invested on Jan. 1, 1994
Assumes Dividend Reinvested
Fiscal Year Ended Dec. 31, 1998
Source: Media General Financial Services

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, on the recommendation of the Audit Committee, selected the firm of Arthur Andersen LLP as its independent public accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1998. Representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

    Any proposal of a shareholder intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be received by the Secretary of the Company, for inclusion in the Company's proxy statement relating to the 2000 Annual Meeting, by December 2, 1999. If the Company receives notice of a shareholder proposal after February 14, 2000, persons named as proxies for the 2000 Annual Meeting of Shareholders will have discretionary authority to vote on such proposal at such meeting.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors and the management of the Company know of no business that will be presented for consideration at the Annual Meeting other than the proposals referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

                             ADDITIONAL INFORMATION

    A copy of the Annual Report of the Company for the year ended December 31, 1998, has also been mailed under this cover to each shareholder. Additional copies of the Annual Report, the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy may be obtained from Michael W. Malone, the Vice President-Finance, Chief Financial Officer and Secretary of the Company.

    The Polaris Industries Inc. Annual Report on Form 10-K, on file with the Securities and Exchange Commission, may be obtained without charge, upon written request to Polaris Industries Inc., 1225 Highway 169 North, Minneapolis, Minnesota 55441, attention: Investor Relations. Copies of exhibits to Form 10-K may be obtained upon payment to the Company of the reasonable expense incurred in providing such exhibits.

    The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting, the form of proxy and other material which may be sent to the shareholders will be borne by the Company. The Company has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, to aid in the solicitation of proxies. For these services, the Company will pay D.F. King & Co., Inc. a fee of $7,000 and reimbursement of its expenses. In addition, directors, officers and regular employees of the Company, at no additional compensation, may solicit proxies by telephone, facsimile, telegram or in person. Upon request, the Company will reimburse brokers and other persons holding shares of Common Stock for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's Common Stock to give proxies.

                                          By order of the Board of Directors

                                          /s/ Michael W. Malone

                                          Michael W. Malone
                                          VICE PRESIDENT-FINANCE, CHIEF
                                          FINANCIAL OFFICER
                                          AND SECRETARY

March 31, 1999

                            POLARIS INDUSTRIES INC.
                             1225 HIGHWAY 169 NORTH
                          MINNEAPOLIS, MINNESOTA 55441
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints W. Hall Wendel, Jr. and Michael W. Malone, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes such Proxies to represent and to vote, as designated below, all the shares of Common Stock, $.01 par value of Polaris Industries Inc. held of record by the undersigned on March 22, 1999, at the Annual Meeting of Shareholders to be held on May 20, 1999, or any postponements or adjournments thereof.

1. ELECTION OF CLASS II DIRECTORS FOR THREE  / / FOR all nominees listed below        / / WITHHOLD AUTHORITY
YEAR TERM                                      (except as marked to the contrary        to vote for all nominees below
                                               below)
 (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME IN THE SPACE PROVIDED
                                                          BELOW)
------------------------------------------   --------------------------------------   -----------------------------------
             Raymond J. Biggs                           Beverly F. Dolan                         Robert S. Moe
2. ELECTION OF CLASS I DIRECTORS FOR TWO     / / FOR all nominees listed below        / / WITHHOLD AUTHORITY
YEAR TERM                                      (except as marked to the contrary        to vote for all nominees below
                                               below)
 (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME IN THE SPACE PROVIDED
                                                          BELOW)
---------------------------------------------------------      ---------------------------------------------------------
                    Bruce A. Thomson                                              Thomas C. Tiller

    The Proxies are authorized to vote in their discretion with respect to other matters which may come before the meeting.

                          (CONTINUED ON REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                --------------------------------
                                                Signature
                                                --------------------------------
                                                Signature if held jointly

                                                Dated:
                                                --------------------------------

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE